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EX-99.B

CHAIRMAN'S LETTER
                        [LETTERHEAD OF CFB APPEARS HERE]



                                     , 1996

Dear Shareholders:


     You are cordially invited to attend the Special Meeting of Shareholders of CFB Bancorp, Inc. ("CFB") to be held on ____________________ ____, 1996 at
________ p.m., local time, at the Jacksonville Marriott Hotel, 4670 Salisbury Road, Jacksonville, Florida.

     At the Special Meeting, the shareholders of CFB will consider and vote upon a proposal to approve an Agreement and Plan of Merger ("Merger Agreement") pursuant to which CFB will merge (the "Merger") with and into Compass Florida Community, Inc. ("Compass-Florida"), a Florida corporation. Compass-Florida, a wholly owned subsidiary of Compass Bancshares, Inc., a Delaware corporation ("Compass"), was formed for the purpose of accomplishing the Merger. Your Board of Directors has determined that the Merger is in the best interests of CFB and its shareholders and unanimously recommends that you vote "FOR" approval of the Merger.

     Under the Merger Agreement, each common shareholder of CFB will receive shares of Compass common stock in exchange for all his or her shares of CFB
common stock.   The number of shares of Compass common stock that will be
exchanged for each share of CFB common stock will be determined by applying the formula set forth in the Merger Agreement. The formula is based upon the average closing price of Compass' common stock over a fifteen-day pricing period ending shortly before the Merger is consummated.

     Consummation of the Merger is subject to certain conditions, including the approval and adoption of the Merger Agreement by CFB's shareholders and approval by various regulatory agencies. The terms of the Merger are described in detail in the Proxy Statement/Prospectus that follows. I urge you to read this document as you consider your vote.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF CFB COMMON STOCK ARE REQUIRED TO APPROVE THE MERGER AGREEMENT. CONSEQUENTLY, THE FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. IT IS ESSENTIAL THAT YOU TAKE THE TIME TO CONSIDER AND TO VOTE UPON THIS SIGNIFICANT MATTER AND THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING.

     On behalf of the Board of Directors, I thank you for your investment in CFB, and for your serious consideration of the important matter at hand.

                                    Sincerely yours,



                                    Jack C. Demetree
                                    Chairman of the Board and
                                    Chief Executive Officer